Exhibit 10.3

CALIFORNIA LIFE AND HEALTH INSURANCE
GUARANTY ASSOCIATION ACT
SUMMARY DOCUMENT AND DISCLAIMER
Residents of California who purchase life and health insurance and annuities should know that the insurance companies licensed in this state to write these types of insurance are members of the California Life and Health Insurance Guaranty Association. The purpose of this Association is to assure that policyholders will be protected, within limits, in the unlikely event that a member insurer becomes financially unable to meet its obligations. If this should happen, the Association will assess its other member insurance companies for the money to pay the claims of insured persons who live in this state and, in some cases, to keep coverage in force. The valuable extra protection provided through the Association is not unlimited, as noted in the box below, and is not a substitute for consumers’ care in selecting well managed and financially stable insurers.

The California Life and Health Insurance Guaranty Association may not provide coverage for this insurance. If coverage is provided, it may be subject to substantial limitations or exclusions, and require continued residency in the state. You should not rely on coverage by the Association in selecting an insurance company or in selecting an insurance policy.
Coverage is NOT provided for your insurance or any portion of it that is not guaranteed by the Insurer or for which you have assumed the risk, such as a variable contract sold by prospectus.
Insurance companies or their agents are required by law to give or send you this notice. However, insurance companies and their agents are prohibited by law from using the existence of the Association to induce you to purchase any kind of insurance policy.
If you have additional questions, you should first contact your insurer or agent and then may contact:

California Life and Health	OR	Consumer Service Division
Insurance Guaranty Association		California Department of Insurance
P.O. Box 16860		300 South Spring Street
Beverly Hills, CA 90209		Los Angeles, CA 90013
Below is a brief summary of this law’s coverages, exclusions and limits. This summary does not cover all provisions of the law; nor does it in any way change anyone’s rights or obligations under the Act or the rights or obligations of the Association.
COVERAGE
Generally, individuals will be protected by the California Life and Health Insurance Guaranty Association if they live in this state and hold a life or health insurance contract, or an annuity, or if they are insured under a group insurance contract, issued by a member insurer. The beneficiaries, payees or assignees of insured persons are protected as well, even if they live in another state.

EXCLUSIONS FROM COVERAGE
However, persons holding such policies are not protected by this Association if:
•	their insurer was not authorized to do business in this state when it issued the policy or contract;

•	their policy was issued by a health care service plan (HMO), Blue Cross, Blue Shield, a charitable organization, a fraternal benefit society, a mandatory state pooling plan, a mutual assessment company, an insurance exchange, or a grants and annuities society;

•	they are eligible for protection under the laws of another state. This may occur when the insolvent insurer was incorporated in another state whose Guaranty Association protects insureds who live outside that state.
The Association also does not provide coverage for:
•	unallocated annuity contracts; that is, contracts which are not issued to and owned by an individual and which guarantee rights to group contract holders, not individuals;

•	employer and association plans to the extent they are self-funded or uninsured;

•	synthetic guaranteed interest contracts;

•	any policy or portion of a policy which is not guaranteed by the insurer or for which the individual has assumed the risk, such as a variable contract sold by prospectus;

•	any policy of reinsurance unless an assumption certificate was issued;

•	interest rate yields that exceed an average rate; and

•	any portion of a contract that provides dividends or experience rating credits.
LIMITS ON AMOUNT OF COVERAGE
The Act limits the Association to pay benefits as follows:
Life and Annuity Benefits
•	80% of what the life insurance company would owe under a life policy or annuity contract up to
•	$100,000 in cash surrender values;

•	$100,000 in present value of annuities; or

•	$250,000 in life insurance death benefits.
•	A maximum of $250,000 for any one insured life no matter how many policies and contracts there were with the same company, even if the policies provided different types of coverages.
Health Benefits
•	A maximum of $200,000 of the contractual obligations that the health insurance company would owe were it not insolvent. The maximum may increase or decrease annually based upon changes in the health care cost component of the consumer price index.
PREMIUM SURCHARGE
Member insurers are required to recoup assessments paid to the Association by way of a surcharge on premiums charged for health insurance policies to which the act applies.

Life Insurance Company of North America
1601 Chestnut Street, Philadelphia, Pennsylvania 19192-2235
A Stock Insurance Company

GROUP ACCIDENT POLICY

POLICYHOLDER:	Trustee of the Group Insurance Trust for
Employers in the Manufacturing Industry

SUBSCRIBER:	Northrop Grumman Corporation

POLICY NUMBER:	OK 980036

POLICY EFFECTIVE DATE:	June 1, 2004

POLICY REWRITE DATE:	July 1, 2007

POLICY ANNIVERSARY DATE:	July 1

STATE OF ISSUE:	Delaware
This Policy is a continuation of and replaces the same numbered policy that became effective June 1, 2004, as rewritten effective December 29, 2004. Any different benefits provided by this Policy become effective on its Rewrite Date shown above. Any different benefits will not affect benefits payable for claims incurred before the Policy Rewrite Date.
This Policy describes the terms and conditions of insurance. This Policy goes into effect subject to its applicable terms and conditions at 12:01 AM on the Policy Rewrite Date shown above at the Policyholder’s address. The laws of the State of Issue shown above govern this Policy.
We and the Policyholder agree to all of the terms of this Policy.
THIS IS A GROUP ACCIDENT ONLY INSURANCE POLICY.
IT DOES NOT PAY BENEFITS FOR LOSS CAUSED BY SICKNESS.
THIS IS A LIMITED POLICY.
PLEASE READ IT CAREFULLY.

Deborah Young, Corporate Secretary	Karen S. Rohan, President
Countersigned ______________________________________
Where Required By Law
GA-00-1000.00

GA-00-1000.00

SCHEDULE OF AFFILIATES
The following affiliates are covered under this Policy on the effective dates listed below.

AFFILIATE NAME	LOCATION	EFFECTIVE DATE

None
GA-00-1000.00

SCHEDULE OF BENEFITS

This Policy is intended to be read in its entirety. In order to understand all the conditions, exclusions and limitations applicable to its benefits, please read all the policy provisions carefully.
The Schedule of Benefits provides a brief outline of the coverage and benefits provided by this Policy. Please read the Description of Coverages and Benefits Section for full details.

Subscriber:	Northrop Grumman Corporation

Effective Date of Subscriber Participation:	June 1, 2004

Policy Rewrite Date:	July 1, 2007

Minimum Participation Requirements:
Percentage	Not applicable

Covered Classes:

Class 1	All active, Employees who are members of Executive Class 1, Executive Class 2, Executive Class 3, Executive Class 4, and Executive Class 9 as on file with the Subscriber.
Class 2	All active, Employees eligible for coverage under the Northrop Grumman Health Plan (NGHP)*, excluding the following: Employees who are members of Executive Classes 1, 2, 3, 4, and 9 as on file with the Subscriber; Electronic Systems (ES) Employees in Entities 66, 68 and 78 represented by a collective bargaining agreement; Electronic Systems (ES) Contract Specific Employees; Employees of Ingalls represented by a collective bargaining agreement; Employees of Avondale represented by a collective bargaining agreement; Litton Corporate Office Employees under a CIC Agreement; and Employees represented by collective bargaining agreements between Newport News Shipbuilding and United Steelworkers of America, Local 888, The International Union Security, Police and Fire Professionals of America, Local 451, and International Association of Fire Fighters, Local I-45.
Class 5	All active, Employees represented by a collective bargaining agreement between Newport News Shipbuilding and United Steelworkers of America, Local 888 (bargaining unit) who have completed at least 3 months of continuous, active employment.
Class 6	All active, Electronic Systems (ES) Employees in Entities 66, 68 and 78 who are eligible for coverage under the Northrop Grumman Health Plan (NGHP)* that are represented by a collective bargaining agreement.
Class 7	All active, Electronic Systems (ES) Contract Specific Employees.
Class 8	All active, Employees represented by a collective bargaining agreement between Newport News Shipbuilding and The International Union Security, Police and Fire Professionals of America, Local 451 (bargaining unit) who have completed at least 3 months of continuous, active employment.
Class 9	All active, Employees who are covered by the collective bargaining agreement between Newport News Shipbuilding and International Association of Fire Fighters, Local I-45 (bargaining unit) who have completed at least 3 months of continuous, active employment.
Class 10	Former hourly Employees of Northrop Grumman’s PEI facility on disability leave commencing June 9, 2006.
Class 11	Former hourly Employees of Northrop Grumman’s PEI facility on disability leave commencing August 16, 2006.
Class 12	Hourly Employees of Northrop Grumman’s PEI facility.
Class 13	All active, Employees of Ingalls represented by a collective bargaining agreement.
Class 14	All active, Employees of Avondale represented by a collective bargaining agreement.
Class 15	All former Litton Corporate Office Employees under a CIC agreement.

SCHEDULE OF BENEFITS FOR CLASS 1

This Schedule of Benefits shows maximums, benefit periods and any limitations applicable to benefits provided in this Policy for each Covered Person unless otherwise indicated. Principal Sum, when referred to in this Schedule, means the Employee’s Principal Sum in effect on the date of the Covered Accident causing the Covered Injury or Covered Loss unless otherwise specified.
Eligibility Waiting Period
The Eligibility Waiting Period is the period of time the Employee must be in a Covered Class to be eligible for coverage.

For Employees hired on or before the Policy Effective Date:	None
For Employees hired after the Policy Effective Date:	None
Time Period for Loss:

Any Covered Loss must occur within:	365 days of the Covered Accident
BASIC ACCIDENTAL DEATH AND DISMEMBERMENT BENEFITS

Employee Principal Sum:	6 times the Employee’s Annual Compensation to a maximum of $1,000,000
Changes in the Covered Person’s amount of insurance resulting from a change in the Employee’s amount of Annual Compensation take effect, subject to any Active Service requirement, on the effective date of the change in Annual Compensation.
SCHEDULE OF COVERED LOSSES

Covered Loss	Benefit
Loss of Life	100% of the Principal Sum
Loss of Two or More Hands or Feet	100% of the Principal Sum
Loss of Sight of Both Eyes	100% of the Principal Sum
Loss of One Hand or One Foot and Sight in One Eye	100% of the Principal Sum
Loss of Speech and Hearing (in both ears)	100% of the Principal Sum
Quadriplegia	100% of the Principal Sum
Paraplegia	75% of the Principal Sum
Hemiplegia	50% of the Principal Sum
Coma
Monthly Benefit	1% of the Principal Sum
Number of Monthly Benefits	11
When Payable	At the end of each month during which the Covered
Person remains comatose
Lump Sum Benefit	100% of the Principal Sum
When Payable	Beginning of the 12th month
Loss of One Hand or Foot	75% of the Principal Sum
Loss of Sight in One Eye	60% of the Principal Sum
Loss of Speech	85% of the Principal Sum
Loss of Hearing (in both ears)	85% of the Principal Sum
Severance and Reattachment of One Hand or Foot	25% of the Principal Sum
Loss of Thumb and Index Finger of the Same Hand	25% of the Principal Sum

Maximum for all Covered Losses
from any one Covered Accident	100% of the Principal Sum

ADDITIONAL ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGES
Accidental Death and Dismemberment benefits are provided under the following coverages. Any benefits payable under them are as shown in the Schedule of Covered Losses and are not paid in addition to any other Accidental Death and Dismemberment benefits.

EXPOSURE AND DISAPPEARANCE COVERAGE	Principal Sum multiplied by the percentage applicable to the Covered Loss, as shown in the Schedule of Covered Losses.

HIJACKING AND AIR PIRACY COVERAGE	Principal Sum multiplied by the percentage applicable to the Covered Loss, as shown in the Schedule of Covered Losses.

OWNED AIRCRAFT COVERAGE	Principal Sum multiplied by the percentage applicable to the Covered Loss, as shown in the Schedule of Covered Losses.

PILOT COVERAGE	Principal Sum multiplied by the percentage applicable to the Covered Loss, as shown in the Schedule of Covered Losses.

WAR RISK COVERAGE	Principal Sum multiplied by the percentage applicable to the Covered Loss, as shown in the Schedule of Covered Losses.
ADDITIONAL ACCIDENT BENEFITS
Any benefits payable under these Additional Accident Benefits shown below are paid in addition to any other Accidental Death and Dismemberment benefits payable.

BRAIN DAMAGE BENEFIT	100% of the Covered Person’s Principal Sum

FELONIOUS ASSAULT AND VIOLENT CRIME BENEFIT
Accidental Death and Dismemberment Benefit	10% multiplied by the percentage of the Covered Person’s Principal Sum applicable to the Covered Loss, as shown in the Schedule of Covered Losses, subject to a minimum of $100 and a maximum of $10,000

HOME ALTERATION AND VEHICLE
MODIFICATION BENEFIT
Benefit	10% of the Covered Person’s Principal Sum subject to a maximum of $25,000

HOSPITAL STAY BENEFIT
Benefit Amount	5% of the Covered Person’s Principal Sum per month, subject to a minimum of $250 and a maximum of $1,000 per month
Maximum Benefit Period	12 months per Hospital Stay per Covered Accident
Benefit Waiting Period	7 days

REHABILITATION BENEFIT
Benefit per Covered Accident	20% multiplied by the percentage of the Covered Person’s Principal
Sum applicable to the Covered Loss, as shown in the Schedule of Covered Losses, subject to a minimum of $4,500 and a maximum of $18,000

SEATBELT AND AIRBAG BENEFIT
Seatbelt Benefit	20% of the Covered Person’s Principal Sum subject to a minimum of $500 and a maximum of $25,000
Airbag Benefit	10% of the Covered Person’s Principal Sum subject to a minimum of $250 and a maximum of $10,000

SPOUSE OR DOMESTIC PARTNER
SURVIVOR BENEFIT
Benefit	$12,000
INITIAL PREMIUM RATES

Premium Rate:	Basic Insurance
Employee Rate:$0.017 per $1,000

Mode of Premium Payment:	Monthly

Contributions:	The cost of the coverage is paid by the Subscriber

Premium Due Dates:	The Policy Effective Date and the first day of each succeeding modal period
Premium rates are subject to change in accordance with the Changes in Premium Rates section contained in the Administrative Provisions section of this Policy.
GA-00-1120.00
[Terms applicable to non-executives intentionally omitted]

GENERAL DEFINITIONS

Please note that certain words used in this Policy have specific meanings. The words defined below and capitalized within the text of this Policy have the meanings set forth below.

Active Service	An Employee will be considered in Active Service with his Employer on any day that is either of the following:

1.   one of the Employer’s scheduled work days on which the Employee is performing his regular duties on a full-time basis, either at one of the Employer’s usual places of business or at some other location to which the Employer’s business requires the Employee to travel;

2. a scheduled holiday, vacation day or period of Employer-approved paid leave of absence, other than sick leave, only if the Employee was in Active Service on the preceding scheduled workday.

A person other than an Employee is considered in Active Service if he is not an Inpatient in a Hospital.

Age	A Covered Person’s Age, for purposes of initial premium calculations, is his Age attained on the date coverage becomes effective for him under this Policy. Thereafter, it is his Age attained on his last birthday.

Aircraft	A vehicle which:
1. is designed to fly above the earth’s surface; and
2. is being flown by a pilot with a valid license, if applicable to operate the Aircraft.

Annual Compensation	An Employee’s gross straight-time pay for regularly scheduled hours for a seven-day week, excluding bonuses, overtime, incentive compensation allowances, benefit dollars or other types of special compensation or as determined by the Subscriber and/or its subsidiaries.

Covered Accident	A sudden, unforeseeable, external event that results, directly and independently of all other causes, in a Covered Injury or Covered Loss and meets all of the following conditions:
1. occurs while the Covered Person is insured under this Policy;
2. is not contributed to by disease, Sickness, mental or bodily infirmity;
3. is not otherwise excluded under the terms of this Policy.

Covered Injury	Any bodily harm that results directly and independently of all other causes from a Covered Accident.

Covered Loss	A loss that is all of the following:
1. the result, directly and independently of all other causes, of a Covered Accident;
2. one of the Covered Losses specified in the Schedule of Covered Losses;
3. suffered by the Covered Person within the applicable time period specified in the Schedule of Benefits.

Covered Person	An eligible person, as defined in the Schedule of Benefits, for whom an enrollment form has been accepted by Us and required premium has been paid when due and for whom coverage under this Policy remains in force. The term Covered Person shall include, where this Policy provides coverage, an eligible Spouse or Domestic Partner.

Domestic Partner	A person who is registered as the covered Employee’s domestic partner with the California Secretary of State. If there is no domestic partner registered with the California Secretary of State, “Domestic Partner” means a person who meets all of the following criteria:
1. shares the covered Employee’s permanent residence;
2. has resided with the covered Employee continuously for at least six months and is expected to reside with the covered Employee indefinitely;
3. is financially interdependent with the covered Employee;
4. is no less than 18 years of age;
5. is not legally married to any other person;
6. is not a blood relative any closer than would prohibit legal marriage.

In addition to the above requirements, consent of either party due to the Domestic Partner relationship must not have been obtained by force, duress or fraud.

A covered Employee may insure a Domestic Partner if all of the following conditions are met:

a.   For domestic partnerships registered with the California Secretary of State, the Domestic Partner is the only person meeting the Policy’s definition of “Domestic Partner” with respect to the covered Employee.

b. For domestic partnerships not registered with the California Secretary of State:
i. the covered Employee has not been married to any person within the past 12 months;
ii. the Domestic Partner is the only person meeting this Policy’s definition of “Domestic Partner” with respect to the covered Employee;
iii. the covered Employee furnishes an affidavit or signed statement reflecting these requirements, and an agreement to notify Us if the requirements cease to be met, on a form acceptable to Us.

Employee	For eligibility purposes, an Employee of the Employer who is in one of the Covered Classes as defined by that business unit.

Employer	The Subscriber and any affiliates, subsidiaries or divisions shown in the Schedule of Covered Affiliates and which are covered under this Policy on the date of issue or subsequently agreed to by Us.

He, His, Him	Refers to any individual, male or female.

Hospital	An institution that meets all of the following:
1. it is licensed as a Hospital pursuant to applicable law;
2. it is primarily and continuously engaged in providing medical care and treatment to sick and injured persons;
3. it is managed under the supervision of a staff of medical doctors;
4. it provides 24-hour nursing services by or under the supervision of a graduate registered nurse (R.N.);
5. it has medical, diagnostic and treatment facilities, with major surgical facilities on its premises, or available on a prearranged basis;
6. it charges for its services.

The term Hospital does not include a clinic, facility, or unit of a Hospital for:
1. rehabilitation, convalescent, custodial, educational or nursing care;
2. the aged, drug addicts or alcoholics;
3. a Veteran’s Administration Hospital or Federal Government Hospital unless the Covered Person incurs an expense.

Hospital Stay	A confinement in a Hospital, ordered by a Physician, over a period of time when room and board and general nursing care are provided at a per diem charge made by the Hospital. The Hospital Stay must result directly and independently of all other causes from a Covered Accident. Separate Hospital Stays due to the same Covered Accident will be treated as one Hospital Stay unless separated by at least 90 days.

Inpatient	A Covered Person who is confined for at least one full day’s Hospital room and board. The requirement that a person be charged for room and board does not apply to confinement in a Veteran’s Administration Hospital or Federal Government Hospital and in such case, the term ‘Inpatient’ shall mean a Covered Person who is required to be confined for a period of at least a full day as determined by the Hospital.

Nurse	A licensed graduate Registered Nurse (R.N.), a licensed practical Nurse (L.P.N.) or a licensed vocational Nurse (L.V.N.) and who is not:
1. employed or retained by the Subscriber;
2. living in the Covered Person’s household; or
3. a parent, sibling, spouse or Domestic Partner or child of the Covered Person.

Outpatient	A Covered Person who receives treatment, services and supplies while not an Inpatient in a Hospital.

Permanently Totally Disabled	A Covered Person who is Totally Disabled and is expected to remain Totally Disabled, as certified by a Physician, for the rest of his life.

Prior Plan	The plan of insurance providing similar benefits, sponsored by the Employer in effect immediately prior to this Policy’s Effective Date.

Physician	A licensed health care provider practicing within the scope of his license and rendering care and treatment to a Covered Person that is appropriate for the condition and locality and who is not:
1. employed or retained by the Subscriber;
2. living in the Covered Person’s household;
3. a parent, sibling, spouse or Domestic Partner or child of the Covered Person.

Sickness	A physical or mental illness.

Spouse	The Employee’s lawful spouse.

Subscriber	Any participating organization that subscribes to the trust to which this Policy is issued.

Totally Disabled or	Totally Disabled or Total Disability means either:
Total Disability	1. inability of the Covered Person who is currently employed to do any type of work for which he is or may become qualified by reason of education, training or experience; or

2.   inability of the Covered Person who is not currently employed to perform all of the activities of daily living including eating, transferring, dressing, toileting, bathing, and continence, without human supervision or assistance.

We, Us, Our	Life Insurance Company of North America.
GA-00-1200.00 (Amended by TL-007152-1.05)

ELIGIBILITY AND EFFECTIVE DATE PROVISIONS

Subscriber Effective Date
Accident Insurance Benefits become effective for each Subscriber in consideration of the Subscriber’s application, Subscription Agreement and payment of the initial premium when due. Insurance coverage for the Subscriber becomes effective on the Effective Date of Subscriber Participation as long as the Minimum Participation Requirement shown in the Schedule of Benefits has been satisfied.
Eligibility
An Employee becomes eligible for insurance under this Policy on the date he meets all of the requirements of one of the Covered Classes and completes any Eligibility Waiting Period, as shown in the Schedule of Benefits. A Spouse or Domestic Partner of an eligible Employee becomes eligible for any dependent insurance provided by this Policy on the later of the date the Employee becomes eligible and the date the Spouse or Domestic Partner meets the applicable definition shown in the Definitions section of this Policy. No person may be eligible for insurance under this Policy as both an Employee and a Spouse or Domestic Partner at the same time.
Effective Date for Individuals
Insurance becomes effective for an eligible Employee, subject to the Deferred Effective Date provision below, on the later of the following dates:
1.	the effective date of this Policy;

2.	the date the Employee becomes eligible.
Insurance becomes effective for an Employee’s eligible dependents, subject to the Deferred Effective Date provision below, on the latest of the following dates:
1.	the effective date of this Policy;

2.	the date the Employee becomes eligible;

3.	the date the Employee’s insurance becomes effective;

4.	the date the dependent meets the definition of Spouse or Domestic Partner.
DEFERRED EFFECTIVE DATE
Active Service
The effective date of insurance will be deferred for any Employee or any eligible Spouse or Domestic Partner who is not in Active Service on the date coverage would otherwise become effective. Coverage will become effective on the later of the date he returns to Active Service and the date coverage would otherwise have become effective.
Effective Date of Changes
Any increase or decrease in the amount of insurance for the Covered Person resulting from:
1.	a change in benefits provided by this Policy; or

2.	a change in the Employee’s Covered Class will take effect on the date of such change.
Increases will take effect subject to any Active Service requirement.
TERMINATION OF INSURANCE
The insurance on a Covered Person will end on the earliest date below:
1.	the date this Policy ends;

2.	the date the insurance for the Covered Person’s Covered Class ends;

3.	the next premium due date after the date the Covered Person is no longer in a Covered Class;

4.	the last day of the last period for which premium is paid.
Termination will not affect a claim for a Covered Loss or Covered Injury that is the result, directly and independently of all other causes, of a Covered Accident that occurs while coverage was in effect, subject to all other terms of the Policy.
Continuation for Family, Medical, Educational or Personal Leave
Insurance for an Employee and Covered Dependents may be continued in accordance with the Employer’s personnel policies if: (a) an Employee is on an Employer-approved Family Leave, Medical Leave, Educational Leave or Personal Leave; and (b) required premium contributions are paid when due.
GA-00-1325.00

COMMON EXCLUSIONS

In addition to any benefit-specific exclusions, benefits will not be paid for any Covered Injury or Covered Loss which, directly or indirectly, in whole or in part, is caused by or results from any of the following unless coverage is specifically provided for by name in the Description of Coverages and Benefits Section:
1.	intentionally self-inflicted Injury, suicide or any attempt thereat while sane or insane;

2.	commission or attempt to commit a felony or an assault;

3.	declared or undeclared war or act of war;

4.	flight in, boarding or alighting from an Aircraft or any craft designed to fly above the Earth’s surface, except as a passenger in an Aircraft piloted by properly qualified and licensed pilots holding current and valid certificates of competency of a rating authorizing them to pilot such Aircraft;

5.	Sickness, disease, bodily or mental infirmity, bacterial or viral infection or medical or surgical treatment thereof (except surgical or medical treatment required by an Accident), except for any bacterial infection resulting from an accidental external cut or wound or accidental ingestion of contaminated food;

6.	voluntary ingestion of any narcotic, drug, poison, gas or fumes, unless prescribed or taken under the direction of a Physician and taken in accordance with the prescribed dosage;

7.	a Covered Accident that occurs while engaged in the activities of active duty service in the military, navy or air force of any country or international organization. Covered Accidents that occur while engaged in Reserve or National Guard training are not excluded until training extends beyond 31 days;

8.	operating any type of vehicle while under the influence of alcohol or any drug, narcotic or other intoxicant including any prescribed drug for which the Covered Person has been provided a written warning against operating a vehicle while taking it. Under the influence of alcohol, for purposes of this exclusion, means intoxicated, as defined by the law of the state in which the Covered Accident occurred.
GA-00-1401.00

CONVERSION PRIVILEGE

If the Covered Person’s insurance or any portion of it ends for any of the following reasons:
a.	employment or membership ends;

b.	eligibility ends;
the Covered Person may have Us issue converted accident insurance on an individual policy or an individual certificate under a designated group policy. The Covered Person may apply for an amount of coverage that is:
a.	in $1,000 increments;

b.	not less than $25,000, regardless of the amount of insurance under the group policy; and

c.	not more than the amount of insurance he had under the group policy, except as provided above, up to a maximum amount of $250,000.
The Covered Person must be under age 70 to get a converted policy.
If the Covered Person’s insurance or any portion of it ends for non-payment of premium, he may not convert.
The converted policy or certificate will cover accidental death and dismemberment. The policy or certificate will not contain disability or other additional benefits. The Covered Person need not show Us that he is insurable.
If the Covered Person has converted his group coverage and later becomes insured under the same group plan as before, he may not convert a second time unless he provides, at his own expense, proof of insurability or proof the prior converted policy is no longer in force.
The Covered Person must apply for the individual policy within 90 days after his coverage under this Group Policy ends and pay the required premium, based on Our table of rates for such policies, his Age and class of risk. If the Covered Person has assigned ownership of his group coverage, the owner/assignee must apply for the individual policy.
If the Covered Person dies during the first 31 days of this 90-day period as the result of an accident that would have been covered under this Group Policy, We will pay as a claim under this Group Policy the amount of insurance that the Covered Person was entitled to convert. It does not matter whether the Covered Person applied for the individual policy or certificate. If such policy or certificate is issued, it will be in exchange for any other benefits under this Group Policy.
The individual policy or certificate will take effect on the day following the date coverage under the Group Policy ended; or, if later, the date application is made.
Exclusions
The converted policy may exclude the hazards or conditions that apply to the Covered Person’s group coverage at the time it ends. We will reduce payment under the converted policy by the amount of any benefits paid under the group policy if both cover the same loss.
GA-00-1501.00

CLAIM PROVISIONS

Notice of Claim
Written or authorized electronic/telephonic notice of claim must be given to Us within 31 days after a Covered Loss occurs or begins or as soon as reasonably possible. If written or authorized electronic/telephonic notice is not given in that time, the claim will not be invalidated or reduced if it is shown that written or authorized electronic/telephonic notice was given as soon as was reasonably possible. Notice can be given to Us at Our Home Office in Philadelphia, Pennsylvania, such other place as We may designate for the purpose, or to Our authorized agent. Notice should include the Subscriber’s name and policy number and the Covered Person’s name, address, policy and certificate number.
Claim Forms
We will send claim forms for filing proof of loss when We receive notice of a claim. If such forms are not sent within 15 days after We receive notice, the proof requirements will be met by submitting, within the time fixed in this Policy for filing proof of loss, written or authorized electronic proof of the nature and extent of the loss for which the claim is made.
Claimant Cooperation Provision
Failure of a claimant to cooperate with Us in the administration of the claim may result in termination of the claim. Such cooperation includes, but is not limited to, providing any information or documents needed to determine whether benefits are payable or the actual benefit amount due.
Proof of Loss
Written or authorized electronic proof of loss satisfactory to Us must be given to Us at Our office, within 90 days of the loss for which claim is made. If (a) benefits are payable as periodic payments and (b) each payment is contingent upon continuing loss, then proof of loss must be submitted within 90 days after the termination of each period for which We are liable. If written or authorized electronic notice is not given within that time, no claim will be invalidated or reduced if it is shown that such notice was given as soon as reasonably possible. In any case, written or authorized electronic proof must be given not more than two years after the time it is otherwise required, except if proof is not given solely due to the lack of legal capacity.
Time of Payment of Claims
We will pay benefits due under this Policy for any loss other than a loss for which this Policy provides any periodic payment immediately upon receipt of due written or authorized electronic proof of such loss. Subject to due written or authorized electronic proof of loss, all accrued benefits for loss for which this Policy provides periodic payment will be paid monthly unless otherwise specified in the benefits descriptions and any balance remaining unpaid at the termination of liability will be paid immediately upon receipt of proof satisfactory to Us.
Payment of Claims
All benefits will be paid in United States currency. Benefits for loss of life will be payable in accordance with the Beneficiary provision and these Claim Provisions. All other proceeds payable under this Policy, unless otherwise stated, will be payable to the covered Employee or to his estate.
If We are to pay benefits to the estate or to a person who is incapable of giving a valid release, We may pay $1,000 to a relative by blood or marriage whom We believe is equitably entitled. Any payment made by Us in good faith pursuant to this provision will fully discharge Us to the extent of such payment and release Us from all liability.
Payment of Claims to Foreign Employees
The Subscriber may, in a fiduciary capacity, receive and hold any benefits payable to covered Employees whose place of employment is other than:
1.	the United States of America;

2.	Puerto Rico; or

3.	the Dominion of Canada.
We will not be responsible for the application or disposition by the Subscriber of any such benefits paid. Our payments to the Subscriber will constitute a full discharge of Our liability for those payments under this Policy.

Physical Examination and Autopsy
We, at Our own expense, have the right and opportunity to examine the Covered Person when and as often as We may reasonably require while a claim is pending and to make an autopsy in case of death where it is not forbidden by law.
Legal Actions
No action at law or in equity may be brought to recover under this Policy less than 60 days after written or authorized electronic proof of loss has been furnished as required by this Policy. No such action will be brought more than three years after the time such written proof of loss must be furnished.
Beneficiary
The beneficiary is the person or persons the Employee names or changes on a form executed by him and satisfactory to Us. This form may be in writing or by any electronic means agreed upon between Us and the Subscriber. Consent of the beneficiary is not required to affect any changes, unless the beneficiary has been designated as an irrevocable beneficiary, or to make any assignment of rights or benefits permitted by this Policy. Any Accidental Death Benefit payable at the death of the Employee’s Spouse or Domestic Partner will be paid to the Employee or to his estate.
A beneficiary designation or change will become effective on the date the Employee executes it. However, We will not be liable for any action taken or payment made before We record notice of the change at our Home Office.
If more than one person is named as beneficiary, the interests of each will be equal unless the Employee has specified otherwise. The share of any beneficiary who does not survive the Covered Person will pass equally to any surviving beneficiaries unless otherwise specified.
If there is no named beneficiary or surviving beneficiary, or if the Employee dies while benefits are payable to him, We may make direct payment to the first surviving class of the following classes of persons:
1.	spouse;

2.	estate of the Covered Person.
Recovery of Overpayment
If benefits are overpaid, We have the right to recover the amount overpaid by either of the following methods.
1.	A request for lump sum payment of the overpaid amount.

2.	A reduction of any amounts payable under this Policy.
If there is an overpayment due when the Covered Person dies, We may recover the overpayment from the Covered Person’s estate.
GA-00-1600.00

ADMINISTRATIVE PROVISIONS

Premiums
All premium rates are expressed in, and all premiums are payable in, United States currency. The premiums for this Policy will be based on the rates set forth in the Schedule of Benefits, the plan and amounts of insurance in effect. If a Covered Person’s insurance amounts are reduced due to age, premium will be based on the amounts of insurance in force on the day before the reduction took place.
Changes in Premium Rates
We may change the premium rates from time to time with at least 31 days advance written notice to the Subscriber. No change in rates will be made until 25 months after the Policy Effective Date. An increase in rates will not be made more often than once in a 12-month period. However, We reserve the right to change rates at any time if any of the following events take place:
1.	the terms of this Policy change;

2.	the terms of the Subscriber’s participation change;

3.	a division, subsidiary, affiliated company or eligible class is added or deleted from this Policy;

4.	there is a change in the factors bearing on the risk assumed;

5.	any federal or state law or regulation is amended to the extent it affects Our benefit obligation.
Payment of Premium
The first premium is due on the Subscriber’s effective date of participation under this Policy. Thereafter, premiums are due on the Premium Due Dates agreed upon between Us and the Subscriber. If any premium is not paid when due, the Subscriber’s participation under this Policy will be terminated as of the Premium Due Date on which premium was not paid.
Grace Period
A Grace Period of 60 days will be granted to each Subscriber for payment of required premiums under this Policy. A Subscriber’s participation under this Policy will remain in effect during the Grace Period. The Subscriber is liable to Us for any unpaid premium for the time its participation under this Policy was in force.
GA-00-1700.00

GENERAL PROVISIONS

Entire Contract; Changes
This Policy, including the endorsements, amendments and any attached papers constitutes the entire contract of insurance. No change in this Policy will be valid until approved by one of Our executive officers and endorsed on or attached to this Policy. No agent has authority to change this Policy or to waive any of its provisions.
Subscriber Participation Under This Policy
An organization may elect to participate under this Policy by submitting a signed Subscriber participation agreement to the Policyholder. No participation by an organization is in effect until approved by Us.
Misstatement of Fact
If the Covered Person has misstated any fact, all amounts payable under this Policy will be such as the premium paid would have purchased had such fact been correctly stated.
Certificates
Where required by law, We will provide a certificate of insurance for delivery to the Covered Person. Each certificate will list the benefits, conditions and limits of this Policy. It will state to whom benefits will be paid.
30 Day Right To Examine Certificate
If a Covered Person does not like the Certificate for any reason, it may be returned to Us within 30 days after receipt. We will return any premium that has been paid and the Certificate will be void as if it had never been issued.
Multiple Certificates
The Covered Person may have in force only one certificate at a time under this Policy. If at any time the Covered Person has been issued more than one certificate, then only the largest shall be in effect. We will refund premiums paid for the others for any period of time that more than one certificate was issued.
Assignment
The rights and benefits under this Policy may not be assigned and any attempt to assign will be void.
Incontestability
1.	Of This Policy or Participation Under This Policy
All statements made by the Subscriber to obtain this Policy or to participate under this Policy are considered representations and not warranties. No statement will be used to deny or reduce benefits or be used as a defense to a claim, or to deny the validity of this Policy or of participation under this Policy unless a copy of the instrument containing the statement is, or has been, furnished to the Subscriber.
After two years from the Policy Effective Date, no such statement will cause this Policy to be contested except for fraud.
2.	Of A Covered Person’s Insurance
All statements made by a Covered Person are considered representations and not warranties. No statement will be used to deny or reduce benefits or be used as a defense to a claim, unless a copy of the instrument containing the statement is, or has been, furnished to the claimant.
After two years from the Covered Person’s effective date of insurance, or from the effective date of increased benefits, no such statement will cause insurance or the increased benefits to be contested except for fraud or lack of eligibility for insurance.
In the event of death or incapacity, the beneficiary or representative shall be given a copy.
Reporting Requirements
At Our request, the Subscriber or its authorized agent must report to Us the names of persons insured under the Policy as of any specified date and any additional information required by Us.

Policy Termination
We may terminate coverage on or after the first anniversary of the policy effective date. The Subscriber may terminate coverage on any premium due date. Written or authorized electronic notice must be given at least 31 days prior to such premium due date.
Termination will not affect a claim for a Covered Loss that is the result, directly and independently of all other causes, of a Covered Accident that occurs while coverage was in effect.
Reinstatement
This Policy may be reinstated if it lapsed for nonpayment of premium. Requirements for reinstatement are written application of the Subscriber satisfactory to Us and payment of all overdue premiums. Any premium accepted in connection with a reinstatement will be applied to a period for which premium was not previously paid.
Clerical Error
A Covered Person’s insurance will not be affected by error or delay in keeping records of insurance under this Policy. If such error or delay is found, We will adjust the premium fairly.
Conformity with Statutes
Any provisions in conflict with the requirements of any state or federal law that apply to this Policy are automatically changed to satisfy the minimum requirements of such laws.
Policy Changes
We may agree with the Subscriber to modify a plan of benefits without the Covered Person’s consent.
Workers’ Compensation Insurance
This Policy is not in place of and does not affect any requirements for coverage under any Workers’ Compensation law.
Examination of the Policy
This Group Policy will be available for inspection at the Subscriber’s office during regular business hours.
Examination of Records
We will be permitted to examine all of the Subscriber’s records relating to this Group Policy. Examination may occur at any reasonable time while the Group Policy is in force; or it may occur:
1.	at any time for two years after the expiration of this Group Policy; or, if later,

2.	upon the final adjustment and settlement of all Group Policy claims.
For purposes of this policy, the Subscriber acts on its own behalf and not as the Covered Person’s agent. Under no circumstances will the Subscriber be deemed the agent of US. The actions of the Subscriber will not be considered Our actions.
GA-00-1800.00

DESCRIPTION OF COVERAGES AND BENEFITS

This Description of Coverages and Benefits Section describes the Accident Coverages and Benefits provided by this Policy. Benefit amounts, benefit periods and any applicable aggregate and benefit maximums are shown in the Schedule of Benefits. Certain words capitalized in the text of these descriptions have special meanings within this Policy and are defined in the General Definitions section. Please read these and the Common Exclusions sections in order to understand all of the terms, conditions and limitations applicable to these coverages and benefits.
ACCIDENTAL DEATH AND DISMEMBERMENT BENEFITS

Covered Loss	We will pay the benefit for any one of the Covered Losses listed in the Schedule of Benefits, if the Covered Person suffers a Covered Loss resulting directly and independently of all other causes from a Covered Accident within the applicable time period specified in the Schedule of Benefits.

If the Covered Person sustains more than one Covered Loss as a result of the same Covered Accident, the maximum benefit that will be paid for all Covered Losses is the Principal Sum. If the loss results in death, benefits will only be paid under the Loss of Life benefit provision. Any Loss of Life benefit will be reduced by any paid or payable Accidental Dismemberment benefit. However, if such Accidental Dismemberment benefit equals or exceeds the Loss of Life benefit, no additional benefit will be paid.

Definitions	Loss of a Hand or Foot means complete Severance through or above the wrist or ankle joint.

Loss of Sight means the total, permanent loss of all vision in one eye which is irrecoverable by natural, surgical or artificial means.

Loss of Speech means total and permanent loss of audible communication which is irrecoverable by natural, surgical or artificial means.

Loss of Hearing means total and permanent loss of ability to hear any sound in both ears which is irrecoverable by natural, surgical or artificial means.

Loss of a Thumb and Index Finger of the Same Hand means complete Severance through or above the metacarpophalangeal joints of the same hand (the joints between the fingers and the hand).

Paralysis or Paralyzed means total loss of use of a limb. A Physician must determine the loss of use to be complete and irreversible.

Quadriplegia means total Paralysis of both upper and both lower limbs.

Hemiplegia means total Paralysis of the upper and lower limbs on one side of the body.

Paraplegia means total Paralysis of both lower limbs or both upper limbs.

Coma means a profound state of unconsciousness which resulted directly and independently from all other causes from a Covered Accident, and from which the Covered Person is not likely to be aroused through powerful stimulation. This condition must be diagnosed and treated regularly by a Physician. Coma does not mean any state of unconsciousness intentionally induced during the course of treatment of a Covered Injury unless the state of unconsciousness results from the administration of anesthesia in preparation for surgical treatment of that Covered Accident.

Severance means the complete and permanent separation and dismemberment of the part from the body.
Exclusions	The exclusions that apply to this benefit are in the Common Exclusions section.
GA-00-2100.00
ADDITIONAL ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGES
Accidental Death and Dismemberment benefits are provided under the following coverages. Any benefits payable under them are shown in the Schedule of Covered Losses and will not be paid in addition to any other Accidental Death and Dismemberment benefits payable.
EXPOSURE AND DISAPPEARANCE COVERAGE
Benefits for Accidental Death and Dismemberment, as shown in the Schedule of Covered Losses, will be payable if a Covered Person suffers a Covered Loss which results directly and independently of all other causes from unavoidable exposure to the elements following a Covered Accident.
If the Covered Person disappears and is not found within one year from the date of the wrecking, sinking or disappearance of the conveyance in which the Covered Person was riding in the course of a trip which would otherwise be covered under this Policy, it will be presumed that the Covered Person’s death resulted directly and independently of all other causes from a Covered Accident.
Exclusions	The exclusions that apply to this coverage are in the Common Exclusions Section.
GA-00-2202.00
HIJACKING AND AIR PIRACY COVERAGE
Benefits for Accidental Death and Dismemberment, as shown in the Schedule of Covered Losses, will be payable if the Covered Person suffers a Covered Loss resulting directly and independently of all other causes from a Covered Accident that occurs during the hijacking, air piracy, or unlawful seizure or attempted seizure of an Aircraft.
Exclusions	The exclusions that apply to this coverage are in the Common Exclusions Section.
GA-00-2203.00
OWNED AIRCRAFT COVERAGE
Benefits for Accidental Death and Dismemberment, as shown in the Schedule of Covered Losses, will be payable if the Covered Person suffers a Covered Loss that results directly and independently of all other causes from a Covered Accident that occurs during travel or flight in, including getting in or out of, any Aircraft that is owned, leased, operated or controlled by the Subscriber or any of its subsidiaries or affiliates. A record of eligible Aircraft will be maintained by the Subscriber and available for review by Us at any time during normal business hours. An Aircraft substituted for an eligible Aircraft will also be eligible if it has no greater seating capacity and the original Aircraft is withdrawn from normal use due to breakdown, repair, servicing, loss or destruction. An Aircraft will be deemed to be “controlled” by the Subscriber if the Aircraft may be used as the Subscriber wishes for more than 10 straight days, or more than 15 days in any year.
Exclusions	The exclusions that apply to this coverage are in the Common Exclusions Section.
GA-00-2205.00
PILOT COVERAGE
Benefits for Accidental Death and Dismemberment, as shown in the Schedule of Covered Losses, will be payable if the Covered Person suffers a Covered Loss resulting directly and independently of all other causes from a Covered Accident that occurs while the Covered Person is flying as a licensed pilot or member of the crew of an Aircraft and meets all of the following requirements:
1.	is flying as a pilot or member of the crew of an Aircraft for which he is qualified.

2.	is not giving or receiving flight instruction.
Exclusions	The exclusions that apply to this coverage are in the Common Exclusions Section.
GA-00-2206.00

WAR RISK COVERAGE
Benefits for Accidental Death and Dismemberment as shown in the Schedule of Covered Losses, will be payable, subject to the following conditions and exclusions, if a Covered Person suffers a Covered Loss that results directly and independently of all other causes from a Covered Accident that occurs during war or acts of war that occur worldwide, except for countries where travel is permitted only under licenses granted by the Office of Foreign Assets Control, unless such license is granted, or not required, or when such travel is undertaken at the request or under the direction of the United States Government.
The Subscriber may cancel this war risk coverage at any time by sending written notice to Us at Our home office address. Coverage will be canceled upon receipt of notice or a date specified by the Subscriber.
Exclusions	This benefit does not provide coverage when a Covered Loss occurs:

1.	in the United States and its territories and possessions; or

2.	in any nation of which the Covered Person is a citizen.
Other exclusions that apply to this coverage are in the Common Exclusions Section.
GA-00-2262.00
ADDITIONAL ACCIDENT BENEFITS
Accidental Death and Dismemberment benefits are provided under the following Additional Benefits. Any benefits payable under them will be paid in addition to any other Accidental Death and Dismemberment benefit payable.
BRAIN DAMAGE BENEFIT
We will pay the benefit shown in the Schedule of Benefits if a Covered Person suffers a Covered Injury that results directly and independently of all other causes from a Covered Accident and results in Brain Damage. The benefit will be payable if all of the following conditions are met:
1.	Brain Damage begins within 60 days from the date of the Covered Accident;

2.	the Covered Person is hospitalized for treatment of Brain Damage at least seven days within the first 120 days following the Covered Accident;

3.	Brain Damage continues for 12 consecutive months;

4.	a Physician determines that as a result of Brain Damage, the Covered Person is Permanently Totally Disabled at the end of the 12 consecutive month period.
The benefit will be paid in one lump sum at the beginning of the 13th month following the date of the Covered Accident if Brain Damage continues longer than 12 consecutive months. The amount payable will not exceed the Accidental Death and Dismemberment Principal Sum for the Covered Person whose Covered Accident is the basis of the claim.
Definition	For purposes of this benefit:
Brain Damage means physical damage to the brain that results directly and independently of all other causes from a Covered Accident and causes the Covered Person to be Permanently Totally Disabled.
Exclusions	The exclusions that apply to this benefit are in the Common Exclusions Section.
GA-00-2217.00
FELONIOUS ASSAULT AND VIOLENT CRIME BENEFIT
We will pay the amount shown in the Schedule of Benefits, subject to the following conditions and exclusions, when the Covered Person suffers a Covered Loss resulting directly and independently of all other causes from a Covered Accident that occurs during a violent crime or felonious assault as described below. A police report detailing the felonious assault or violent crime must be provided before any benefits will be paid.
To qualify for benefit payment, the Covered Accident must occur during any of the following:
1.	actual or attempted robbery or holdup;

2.	actual or attempted kidnapping;

3.	any other type of intentional assault that is a crime classified as a felony by the governing statute or common law in the state where the felony occurred.

Definitions	For purposes of this benefit:
Family Member means the Covered Person’s parent, step-parent, Spouse or Domestic Partner or former Spouse or Domestic Partner, son, daughter, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, aunt, uncle, cousins, grandparent, grandchild and stepchild.
Fellow Employee means a person employed by the same Employer as the Covered Person or by an Employer that is an affiliated or subsidiary corporation. It shall also include any person who was so employed, but whose employment was terminated not more than 45 days prior to the date on which the defined violent crime/felonious assault was committed.
Member of the Same Household means a person who maintains residence at the same address as the Covered Person.
Exclusions	Benefits will not be paid for treatment of any Covered Injury sustained or Covered Loss incurred during any:
1.	violent crime or felonious assault committed by the Covered Person; or

2.	felonious assault or violent crime committed upon the Covered Person by a Fellow Employee, Family Member, or Member of the Same Household.
Other exclusions that apply to this benefit are in the Common Exclusions Section.
GA-00-2234.00
HOME ALTERATION AND VEHICLE MODIFICATION BENEFIT
We will pay the Home Alteration and Vehicle Modification Benefit shown in the Schedule of Benefits, subject to the following conditions and exclusions, when the Covered Person suffers a Covered Loss, other than a Loss of Life, resulting directly and independently of all other causes from a Covered Accident.
This benefit will be payable if all of the following conditions are met:
1.	prior to the date of the Covered Accident causing such Covered Loss, the Covered Person did not require the use of any adaptive devices or adaptation of residence and/or vehicle;
2.	as a direct result of such Covered Loss, the Covered Person now requires such adaptive devices or adaptation of residence and/or vehicle to maintain an independent lifestyle;
3.	the Covered Person requires home alteration or vehicle modification within one year of the date of the Covered Accident.
Exclusions	The exclusions that apply to this benefit are in the Common Exclusions Section.
GA-00-2236.00
HOSPITAL STAY BENEFIT
We will pay the monthly benefit shown in the Schedule of Benefits, subject to the following conditions and exclusions, if the Covered Person requires a Hospital Stay due to a Covered Loss resulting directly and independently of all other causes from a Covered Accident.
The Hospital Stay must meet all of the following:
1.	be at the direction and under the care of a Physician;

2.	begin within 90 days of the Covered Accident;

3.	begin while the Covered Person’s insurance is in effect.
The benefit will be paid for each day of a continuous Hospital Stay that continues after the end of the Benefit Waiting Period as shown in the Schedule of Benefits. Benefits will be paid retroactively to the first day of the Hospital Stay. If benefits are calculated on a monthly basis, pro rata payments will be made for confinements of less than one month.
Exclusions	The exclusions that apply to this benefit are in the Common Exclusions Section.
GA-00-2237.00

REHABILITATION BENEFIT
We will pay the Rehabilitation Benefit shown in the Schedule of Benefits, subject to the following conditions and exclusions, when the Covered Person requires Rehabilitation after sustaining a Covered Loss resulting directly and independently of all other causes from a Covered Accident.
The Covered Person must require Rehabilitation within two years after the date of the Covered Loss.
Definition	For purposes of this benefit:
Rehabilitation means medical services, supplies, or treatment, or Hospital confinement (or part of a Hospital confinement) that satisfies all of the following conditions:
1.	are essential for physical rehabilitation required due to the Covered Person’s Covered Loss;

2.	meet generally accepted standards of medical practice;

3.	are performed under the care, supervision or order of a Physician;

4.	prepare the Covered Person to return to his or any other occupation.
Exclusions	The exclusions that apply to this benefit are in the Common Exclusions Section.
GA-00-2248.00
SEATBELT AND AIRBAG BENEFIT
We will pay the benefit shown in the Schedule of Benefits, subject to the conditions and exclusions described below, when the Covered Person dies directly and independently of all other causes from a Covered Accident while wearing a seatbelt and operating or riding as a passenger in an Automobile. An additional benefit is provided if the Covered Person was also positioned in a seat protected by a properly-functioning and properly deployed Supplemental Restraint System (Airbag).
Verification of proper use of the seatbelt at the time of the Covered Accident and that the Supplemental Restraint System properly inflated upon impact must be a part of an official police report of the Covered Accident or be certified, in writing, by the investigating officer(s) and submitted with the Covered Person’s claim to Us.
Definitions	For purposes of this benefit:

Supplemental Restraint System means an airbag that inflates upon impact for added protection to the head and chest areas.

Automobile means a self-propelled, private passenger motor vehicle with four or more wheels which is a type both designed and required to be licensed for use on the highway of any state or country. Automobile includes, but is not limited to, a sedan, station wagon, sport utility vehicle, or a motor vehicle of the pickup, van, camper, or motor-home type. Automobile does not include a mobile home or any motor vehicle which is used in mass or public transit.

Exclusions	The exclusions that apply to this benefit are in the Common Exclusions Section.
GA-00-2251.00
SPOUSE OR DOMESTIC PARTNER SURVIVOR BENEFIT
We will pay the Spouse or Domestic Partner Survivor Benefit shown in the Schedule of Benefits, subject to the conditions and exclusions described below, if the covered Employee’s death results directly and independently of all other causes from a Covered Accident.
The Spouse or Domestic Partner will receive a lump sum benefit, specified in the Schedule of Benefits.
Exclusions	The exclusions that apply to this benefit are in the Common Exclusions Section.
GA-00-2286.00

LIFE INSURANCE COMPANY OF NORTH AMERICA
Philadelphia, PA 19192-2235
We, Northrop Grumman Corporation, whose main office address is Los Angeles, CA, hereby approve and accept the terms of Group Policy Number OK 980036 issued by the LIFE INSURANCE COMPANY OF NORTH AMERICA to the TRUSTEE OF THE GROUP INSURANCE TRUST FOR EMPLOYERS IN THE MANUFACTURING INDUSTRY.
This form is to be signed in duplicate. One part is to be retained by Northrop Grumman Corporation; the other part is to be returned to the LIFE INSURANCE COMPANY OF NORTH AMERICA.
Northrop Grumman Corporation

Signature and Title:	Date:
(This Copy Is To Be Returned To Life Insurance Company of North America)

LIFE INSURANCE COMPANY OF NORTH AMERICA
Philadelphia, PA 19192-2235
We, Northrop Grumman Corporation, whose main office address is Los Angeles, CA, hereby approve and accept the terms of Group Policy Number OK 980036 issued by the LIFE INSURANCE COMPANY OF NORTH AMERICA to the TRUSTEE OF THE GROUP INSURANCE TRUST FOR EMPLOYERS IN THE MANUFACTURING INDUSTRY.
This form is to be signed in duplicate. One part is to be retained by Northrop Grumman Corporation; the other part is to be returned to the LIFE INSURANCE COMPANY OF NORTH AMERICA.
Northrop Grumman Corporation

Signature and Title:	/s/ D. Catsavas	Date:	1-6-2009
(This Copy Is To Be Retained By Northrop Grumman Corporation)